P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 29, 2016		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) declared a quarterly cash dividend of $0.15 per common share on January 28, 2016, payable on February 24, 2016 to shareholders of record on February 9, 2016.
This dividend represents a payout of approximately $2.7 million, or 106% of Peoples’ reported fourth quarter 2015 earnings. Based on the closing stock price of Peoples’ common shares of $17.36 on January 28, 2016, the quarterly dividend produces an annualized yield of 3.46%.
Peoples Bancorp Inc. is a diversified financial services holding company with $3.3 billion in total assets, 81 locations, including 74 full-service bank branches, and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - The Peoples Banking and Trust Company and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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